UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 15, 2008

THE ALLSTATE CORPORATION

(Exact name of Registrant as Specified in Charter)

Delaware	1-11840	36-3871531
(State or other	(Commission	(IRS Employer
jurisdiction of organization)	File Number)	Identification No.)

2775 Sanders Road
Northbrook, Illinois	60062
(Address of Principal Executive Offices)	Zip

Registrant’s telephone number, including area code:  (847) 402-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events

Item 8.01.  Other Events.

In February 2008, the Florida Office of Insurance Regulation (“OIR”) filed an administrative complaint against ten affiliated companies of the Registrant regarding their rate filing certification process and their response to subpoenas issued by the OIR in connection with the investigation of residential property insurance rate practices.  On Friday, August 15, 2008,  the OIR announced that these affiliates of the Registrant and the OIR had agreed upon the entry of  a consent order, which provides for in major part:  1) dismissal of the administrative complaint; 2) Allstate Insurance Company paying a $5 million penalty; 3) subject to any regulatory filings necessary to complete the transaction, Allstate Insurance Company making a permanent capital contribution of approximately $175 million to Allstate Floridian Insurance Company by canceling and forgiving an outstanding surplus note and any related interest; 4) Allstate Floridian Insurance Company and Allstate Floridian Indemnity Company writing a combined total of 100,000 new homeowners and renters or condo insurance policies over a period of three years in Florida (i.e., 50,000 of these policies shall be homeowners policies; the remaining 50,000 may be a combination of condominium unit owners policies or renters policies); 5) Allstate Floridian Insurance Company and Allstate Floridian Indemnity Company reducing their homeowners and renters territorial base rates by 5.6%; and 6) the continued cooperation of the Registrant’s ten affiliates with current OIR investigations regarding insurer relationships with various entities and claim-payment practices.

The resolution of this matter demonstrates the Registrant’s willingness to work with the OIR in order to resolve this matter.  The Registrant and its affiliates believe this agreement is in the best interests of their customers, agency owners, and stockholders.  The Registrant’s affiliates will continue to work with the state of Florida to find long-term solutions to significant issues facing Florida’s residential property insurance market.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ALLSTATE CORPORATION

	By:	/s/Jennifer M. Hager
Name: Jennifer M. Hager
Title: Assistant Secretary

Date: August 19, 2008